Exhibit 2(k)(ii)

SUB-ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of this ___ day of ____________, 2006, by and between Mercantile Capital Advisors, Inc., a Maryland corporation (the “Administrator”), and SEI Investments Global Funds Services, a Delaware business trust (the “Sub-Administrator”).

      WHEREAS, the Administrator has entered into Administration Agreements (the “Administration Agreements”) with each of the funds listed in Schedule A of this Agreement (each a “Fund”, collectively, the “Funds”), which are registered as non-diversified, closed-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of limited liability company interests (the “Interests”); and

      WHEREAS, the Administrator desires to retain the Sub-Administrator to assist it in performing accounting, administrative and investor services to the Funds and the Sub-Administrator is willing to provide such services on the terms and conditions hereinafter set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Administrator and the Sub-Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Sub-Administrator. The Administrator hereby retains the Sub-Administrator to furnish the Funds with accounting, administrative and investor services as set forth in this Agreement, and the Sub-Administrator hereby accepts such employment. The Sub-Administrator shall be deemed to be an independent contractor for all purposes herein.

      ARTICLE 2. Administrative and Accounting Services. The Sub-Administrator shall perform or arrange for and supervise the performance by others of the accounting, administrative and investor services set forth in Schedule B hereto. In performing its duties under this Agreement, the Sub-Administrator will act in all material respects in accordance with each Fund’s Limited Liability Company Agreement (the “LLC Agreement”) and prospectus, as each may be amended (provided copies are delivered to the Sub-Administrator). The Sub-Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Funds and (ii) shall not provide any investment advisory services to the Funds, and shall have no liability related to the foregoing. The Sub-Administrator shall provide the Funds with all necessary office space, equipment, supplies, personnel, compensation and facilities (including facilities for members’ and board of directors meetings) in connection with providing the services identified in Schedule B. The Sub-Administrator may sub-contract with third parties to perform certain of the services to be performed by the Sub-Administrator hereunder; provided, however, that the Sub-Administrator shall remain principally responsible to the Administrator for the acts and omissions of such other entities. In meeting its duties hereunder, Sub-Administrator shall have the general authority to do all acts deemed in the Sub-Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.

     ARTICLE 3. Allocation of Charges and Expenses.

      (A) The Sub-Administrator. The Sub-Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Sub-Administrator shall also pay all compensation, if any, of officers of the Funds who are affiliated persons of the Sub-Administrator or any affiliated corporation of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Administrator retained by the Directors of the Funds to perform services on behalf of the Funds.

      (B) Fund Expenses. Each Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and tender offer materials and notices to existing members, all expenses incurred in connection with issuing and redeeming Interests, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Interests under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Sub-Administrator or any affiliated corporation of the Sub-Administrator, the costs of Directors’ meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Funds. The Administrator shall reimburse the Sub-Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Sub-Administrator in the performance of its duties.

      ARTICLE 4. Compensation of the Sub-Administrator. The Administrator shall pay to the Sub-Administrator compensation at the annual rate specified in Schedule C to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued monthly, and paid to the Sub-Administrator quarterly, within 30 days of quarter-end, otherwise the Sub-Administrator shall be entitled to charge and/or set-off such amounts against any account of the Administrator. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Sub-Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

      ARTICLE 5. Standard of Care; Limitation of Liability of the Sub-Administrator. The Sub-Administrator shall exercise due care and diligence to ensure the accuracy of all services performed under this Agreement. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term “Sub-Administrator” shall include officers, employees and other agents of the Sub-Administrator as well as that entity itself.) Under no circumstances shall the Sub-Administrator be liable to the Administrator for consequential, indirect or punitive damages. So long as the Sub-Administrator, or its agents, act without willful misfeasance, bad faith or gross negligence in the performance of their respective duties, and without reckless disregard of their respective obligations and duties hereunder, the Administrator assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Sub-Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      So long as the Administrator, or its agents, act without willful misfeasance, bad faith or gross negligence in the performance of their respective duties, and without reckless disregard of their respective obligations and duties hereunder, the Sub-Administrator assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Sub-Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case a party hereunder (the “Indemnifying Party”) is asked to indemnify or hold the other party harmless (the “Indemnified Party”), the Indemnified Party shall promptly notify and advise the Indemnifying Party of the pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

      The Indemnifying Party shall be entitled to participate at its own expense in, or, if it so elects, to assume the defense of, any suit brought to enforce any claims subject to this indemnity provision. If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that the Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for reasonable fees and expenses of any counsel retained by the Indemnified Party.

      The Indemnified Party may apply to the Indemnifying Party at any time for instructions and may consult counsel for the Indemnifying Party or the Funds as applicable, or its own counsel and each Fund’s accountants and other experts, at the Indemnifying Party’s expense, with respect to any matter arising in connection with the Indemnified Party’s duties. The Indemnified Party shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

      Also, the Indemnified Party shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper authorized person or persons. Nor shall the Indemnified Party be held to have notice of any change of authority of any officers, employee or agent of the Indemnifying Party until receipt of written notice thereof from the Indemnifying Party.

     Nothing herein shall make the Indemnified Party liable for the performance or omissions of unaffiliated third parties not under the Indemnified Party’s reasonable control unless the Indemnified Party has delegated its duties hereunder to such third party such as, by way of example and not limitation, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

     The Sub-Administrator is entitled to rely on the price information provided by the underlying funds in which the Funds invest (including through their investment in any master fund), and brokers in order to calculate each Fund’s net asset value and the Sub-Administrator shall not be liable for any valuation errors resulting from the use of such information, provided the Sub-Administrator complies with the valuation procedures described in the prospectus and adopted by each Fund.

     ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule C hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule C, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party hereto at the end of the Initial Term or the end of any Renewal Term on 90 days’ prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Fund, effective upon the liquidation of such Fund. For purposes of this paragraph, the term “liquidation” shall mean a transaction in which the assets of a Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the members in complete liquidation of the Interests of such members.

      ARTICLE 7. Activities of the Sub-Administrator. The services of the Sub-Administrator rendered to the Administrator are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

      ARTICLE 8. Proprietary and Confidential Information. The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information all records and other information relative to the Administrator and its affiliates and the Funds and their members received by the Sub-Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided,  however, that Sub-Administrator may disclose such information as required by law, or after prior notification to and approval in writing by the Administrator, which approval may not be withheld where the Sub-Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

      ARTICLE 9. Certain Records. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Administrator shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Administrator and will be made available to or surrendered promptly to the Administrator on request.

      In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify the Administrator and follow the Administrator’s instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator has agreed to indemnify the Sub-Administrator against such liability.

     ARTICLE 10. Compliance with Governmental Rules and Regulations. The Sub-Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, the USA PATRIOT Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator hereunder including any applicable anti-money laundering (“AML”) laws and regulations.

     ARTICLE 11. Internet Access. Data and information may be made electronically accessible to the Administrator and each Fund’s investment manager and/or investment advisers through Internet access to one or more links provided by the Sub-Administrator (“Web Link”). All rights in Web Link (including text and “look and feel” attributes) are owned by the Sub-Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the Sub-Administrator. Use of the Web Link by the Administrator or its agents will be subject to any terms of use set forth on the web site. Web Link and the information (including text, graphics and functionality) in the Web Link is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Sub-Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

      ARTICLE 12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof and the specific Funds identified herein. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     ARTICLE 14. Agreement for Sole Benefit of the Sub-Administrator and the Administrator. This Agreement is for the sole and exclusive benefit of the Sub-Administrator and the Administrator and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Sub-Administrator or the Administrator. The clients or customers of the Sub-Administrator or the Administrator will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Sub-Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

     ARTICLE 15. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

      ARTICLE 16. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Administrator at: Attention: Fund Administration, Two Hopkins Plaza, Baltimore, MD 21201; and if to the Sub-Administrator, Attention: General Counsel, One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

     ARTICLE 17. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the reasonable control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

      ARTICLE 18. Equipment Failures and Business Continuity and Disaster Recovery Plan. The Sub-Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment and shall seek to reasonably ensure that the appropriate equipment is available. The Sub-Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Administrator’s reasonable request, the Sub-Administrator shall provide supplemental information concerning aspects of the disaster recovery and business continuity plan that are relevant to the services provided hereunder. In the event of equipment failures beyond the Sub-Administrator’s reasonable control, the Sub-Administrator shall take commercially reasonable and prompt steps to minimize service interruptions and shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions but shall have no liability for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

      ARTICLE 19. Definitions of Certain Terms. The term “affiliated person,” when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission (the “SEC”).

     ARTICLE 20. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as this Agreement requires.

      ARTICLE 21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles therof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      ARTICLE 23. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

      ARTICLE 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      ARTICLE 25. Prior Agreements Superseded. This Agreement supersedes and replaces in all respects the Sub-Administration Agreement entered into by the parties as of January 1, 2003,

and such agreement is hereby terminated (subject to the survival of any provisions that such agreement states will survive its termination).

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MERCANTILE CAPTIAL ADVISORS, INC.

By:

Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:

Name:
Title:

SCHEDULE A

MASTER FUNDS

Mercantile Long-Short Manager Master Fund LLC
Mercantile Alternative Strategies Master Fund LLC
Mercantile Absolute Return Master Fund LLC

FEEDER FUNDS

Mercantile Long-Short Manager Fund LLC
Mercantile Alternative Strategies Fund LLC
Mercantile Absolute Return Fund LLC
Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
Mercantile Alternative Strategies Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC

[END OF SCHEDULE A]

SCHEDULE B

LIST OF SERVICES

1. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

      The Sub-Administrator will perform the following accounting services with respect to each Fund:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Receive investment activity for hedge fund-of-fund investments from the Fund’s investment adviser (the “Adviser”) in written form and facilitate notification and wire movement process to such funds;

(iii)	Receive buy/sell trade tickets from the Adviser, process the activity on the books and records of the Fund and reconcile such activity with the Fund’s custodian;

(iv)	Maintain individual ledgers for each investment fund in which the Fund is invested and use valuations provided by the investment funds in which the Fund is invested or as reported by the Adviser;

(v)	Maintain historical tax lots for each security;

(vi)	Record and reconcile corporate action activity and all other capital changes;

(vii)	Reconcile cash and investment balances of the Fund with the Fund’s custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(viii)	Calculate contractual expenses, including management fees and incentive fee, as applicable, in accordance with the Fund’s prospectus and LLC Agreement;

(ix)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(x)	Monitor the expense accruals and notify the Administrator of any proposed adjustments;

(xi)	Control all disbursements and authorize such disbursements from the Fund’s account with the custodian upon written instructions from the Administrator or any other person duly authorized by the Administrator to give such instructions on behalf of the Fund;

(xii)	Calculate capital gains and losses;

(xiii)	Determine net income;

(xiv)	Determine applicable foreign exchange gains and losses on payables and receivables, if applicable;

(xv)	Transmit or mail copy of the monthly portfolio valuation to the Adviser;

(xvi)	Arrange for the computation of the net asset value in accordance with the provisions of the Fund’s LLC Agreement and prospectus;

(xvii)	As appropriate, compute total return and expenses; and

(xviii)	Maintain records and other information necessary on a book basis to facilitate the preparation of the Fund’s tax returns and tax information reports to the members by the audit firm.

2. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

      The Sub-Administrator will perform the following administration services if required with respect to each Fund:

(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary fund statistical data as requested on an ongoing basis;

(iii)	Prepare and file with the SEC via EDGAR the Fund’s (A) Annual and Semi- Annual Reports on Form N-SAR, (B) Certified Shareholder Reports on Form N- CSR, (C) Quarterly Schedules of Portfolio Holdings on Form N-Q, (D) Annual Reports of Proxy Voting Record on Form N-PX;

(iv)	Coordinate with the Administrator with respect to the printing and mailing of the Fund’s annual and semi-annual shareholder reports;

(v)	Provide the Fund accounting and financial reports in connection with quarterly meetings of the board of directors as are required or as the board of directors may reasonably request;

(vi)	Manage the tender offer process, including: distribute tender offers, track member responses and tabulate tender offer results;

(vii)	Provide individuals to serve as officers of the Fund, as requested;

(viii)	Coordinate with the Fund’s counsel on reviewing and filing registration statements and tender offers, and coordinate printing and delivery of prospectus and tender offers;

(ix)	Coordinate the Fund’s board of directors’ schedule, agenda and production of board meeting materials, and attend board of directors meetings (if requested);

(x)	Coordinate the preparation, review and execution of contracts between the Fund and third parties;

(xi)	Coordinate as necessary the registration or qualification of Interests with appropriate state securities authorities;

(xii)	Provide compliance services for the Fund as follows:

(a) Provide back-end, quantitative compliance testing as mutually agreed to by the Administrator and Sub-Administrator from time to time; provided, however, that the Administrator acknowledges that the Advisers are responsible for ensuring the Funds’ compliance with the 1940 Act and the investment policies and restrictions listed in the Fund’s prospectus;

(b) Research and report compliance exceptions to such persons as the Administrator directs;

(c) Collect and report to the Administrator and the Fund’s board of directors on a quarterly basis information related to transactions reportable under the 1940 Act and Fund procedures;

(d) Provide 1940 Act portfolio compliance training for the Adviser and the Fund’s compliance personnel once a year at the Sub-Administrator’s headquarters or such other place as the parties may agree;

(xiii)	With respect to the ownership of, or transactions in, Interests for which the Sub- Administrator maintains applicable Interest holder information, the Sub- Administrator shall:

(a)	(i) Verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency; in accordance with Section 326 of the USA PATRIOT Act and any regulations thereunder;

	(b)	Determine when a suspicious activity report (“SAR”) should be filed as required by the regulations applicable to the Fund; prepare and file the SAR; notify the Fund of the SAR unless prohibited by law;

	(c)	Submit all financial transactions against the Office of Foreign Asset Control (“OFAC”) database and FinCEN’s (formerly the SEC’s) Control List as may be required from time to time by applicable regulator authorities;

	(d)	Compare account information to any FinCEN request received by the Fund and provided to the transfer agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

	(e)	Place holds on transactions in member accounts or freeze assets in member accounts, as provided in the Sub-Administrator’s anti-money laundering programs and in accordance with the USA PATRIOT Act and OFAC, subject to the provisions of this Agreement;

	(f)	Maintain all records or other documentation related to member accounts and transactions therein that are required to be prepared and maintained pursuant to the Sub-Administrator’s AML program, and make the same available for inspection by (i) the Fund’s AML Compliance Officer, (ii) any auditor of the Fund’s AML program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund’s AML Compliance Officer;

	(g)	Perform such other related services as may be required by applicable law as to the Sub-Administrator’s AML program; and

(xiv)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Administrator and the Sub-Administrator.

3. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS.

      The Sub-Administrator will perform the following functions with respect to each Fund:

(i)	Maintain the register of members and enter on such register all issues, transfers and repurchases of Interests;

(ii)	Arrange for the calculation of the issue and repurchase prices of Interests in accordance with the Fund’s LLC Agreement;

(iii)	Allocate income, expenses, gains and losses to individual members’ capital accounts in accordance with the Fund’s LLC Agreement;

(iv)	Calculate the incentive fee in accordance with the Fund’s LLC Agreement and reallocate corresponding amounts from the members’ accounts to the account of Mercantile Capital Advisors, Inc., the Fund’s investment manager;

(v)	Coordinate the annual mailing of Form K-1 prepared by the audit firm to each member in accordance with applicable tax regulations; and

(vi)	Provide statements to members on a monthly basis or as frequently as may otherwise be agreed that set forth the value of and appropriate detail for the members’ Interests.

[END OF SCHEDULE B]

SCHEDULE C
Fees & Expenses

Administration, Accounting Services and Investor Servicing Fee:

Asset Based Fees – calculated based on the net assets of each Master Fund identified in Schedule A of this Agreement. The fees are calculated monthly and paid quarterly.

Asset Level	per Master Fund
First $500 million	10 BP
Excess of $500 million	8 BP

Minimum Annual Fees

per Master Fund
Minimum	$60,000

Per each Feeder Fund identified in Schedule A of this Agreement:

$15,000 per Feeder Fund; paid in equal quarterly installments.

Investor Servicing Fee:	Annual charge of $20,000 per Master Fund (paid in equal quarterly installments), plus Feeder Fund fees of:
	•	$40 annual per investor account charge;
	•	$25 per new investor set up charge (one-time); and
	•	$12 per investor transaction.

The “per investor” Investor Serving Fees shall be allocated to the Feeder Funds as applicable.

Other:	All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Sub-Administrator on behalf of the Funds would be billed to the Funds quarterly in arrears.

Term:	This Agreement shall become effective on ______________, 2006 and shall remain in effect through ______________, 2009 (“Initial Term”) and, thereafter, for successive terms of one year each (each a “Renewal Term”), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

[END OF SCHEDULE C]